Exhibit 4.2

                                 STOCK WARRANT

This warrant, which must be presented as a signed original warrant surrendered to DataHand Systems, Inc., upon its exercise, entitles the bearer to purchase shares of DataHand Systems, Inc. common stock according to the stated terms, at the time indicated, and for the amounts as herein stipulated. If the bearer is not the below named individual, bearer will be required to show clear evidence of bona fide ownership of this warrant (such as a receipt for sale from the original purchaser, indication of inheritance from the original purchaser, etc.)

The individual(s) to whom this warrant is first issued is: ________________

This is a special warrant and is issued as consideration for advisory services to the company.

The maximum  numbers of shares that may be  purchased  under this  warrant  are:
_______  (_____________  shares of common stock,  for a total  purchase price of
_______.

All stock sales under this warrant will be subject to restrictions and limitations that may arise out of applicable security laws. No shares will be sold under this warrant, if such a sale would violate any applicable security laws.

To exercise this Warrant or a portion of it: the warrant holder will deposit with the Corporation or its designated financial agent for this transaction at least 10 days prior to the desired purchase date, a dollar amount up to the above specified maximum dollar amount. Upon the designated purchase date at least 10 days subsequent to the date of deposit, the deposited money will convert to shares of DataHand Systems, Inc. stock at a purchase price of _____ per share.

Certificate(s) for shares purchased under this warrant will be issued not later than 30 days from the designated purchase date.

This warrant expires on ________________ if not exercised on or prior to that date.

On behalf of DataHand Systems, Inc.                    Issue Date:
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________________, Chairman/CEO                         Date